Exhibit 99.1
ARCH CAPITAL GROUP LTD.
ANNOUNCES PRELIMINARY CATASTROPHE LOSS ESTIMATES

•	Estimated pre-tax losses of $110 to $130 million related to 2018 fourth quarter catastrophic events, primarily related to Hurricane Michael and the California wildfires.

•	Estimated 12% to 15% effective tax rate on pre-tax operating income for the 2018 fourth quarter.
HAMILTON, BERMUDA, JANUARY 10, 2019 - During the fourth quarter of 2018, there were a number of catastrophes around the globe, including Hurricane Michael, wildfires in California and a series of smaller events. Arch Capital Group Ltd. [NASDAQ: ACGL] has established a range of pre-tax losses of $110 million to $130 million for these events, net of reinsurance recoveries and reinstatement premiums. For clarity, this estimated range incorporates and updates the $40 million to $60 million range previously disclosed by the Company in its Quarterly Report on Form 10-Q for the 2018 third quarter. The previous range reflected only Hurricane Michael, whereas this current range also reflects the California wildfires and other catastrophic events from around the globe. At this time, there are significant uncertainties surrounding the number of claims and scope of damage for these events. The Company’s estimate for these events is based on currently available information derived from modeling techniques, industry assessment of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. Actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations.
Additionally, the Company estimates that the effective tax rate on pre-tax operating income for the fourth quarter of 2018 will be in a range of 12 to 15 percent. This estimate is based on both statutory income tax rates applied to underwriting income, expenses and investment returns by jurisdiction, as well as an amalgam of discrete items. The effective tax rate for the 2018 fourth quarter reflects a higher proportion of U.S.-based operating income. The losses related to the 2018 fourth quarter catastrophic occurrences emanated mostly from our non-U.S. underwriting operations. This tax rate range is subject to change as analyses of group-wide loss reserves and investment returns, among other areas, are finalized.
Arch Capital Group Ltd., a Bermuda-based company with approximately $11.21 billion in capital at September 30, 2018, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.
Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:    Arch Capital Group Ltd.
François Morin
(441) 278-9250